UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007 (May 14, 2007)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA		18940
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 579-7388

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) US1DOCS 6200398v2

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On May 14, 2007, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), received a written notice of termination (the “Notice”) from TOLMAR Inc., the successor-in-interest to each of Atrix Laboratories, Inc. (“Atrix”) and QLT USA, Inc. (“QLT”), of the Company’s License Agreement with Atrix, dated August 24, 2001, as amended (the “Agreement”).  The Notice provides for termination of the Agreement effective November 14, 2007.

Under the Agreement, the Company obtained the right to market, sell and distribute Atridox®, Atrisorb FreeFlow® and Atrisorb-D® (collectively, the “Atrix Products”) to the United States dental community.  In May 2005, the Company discontinued all direct selling and promotional activities for the Atrix Products.

Pursuant to an amendment to the Agreement dated February 22, 2006 by and between the Company and QLT (the “Amendment”), in exchange for the elimination of annual minimum expenditures for advertising and promotional activities, the Company agreed to continue to sell the Atrix Products through its distributor and pay an increased royalty on net sales and an increased transfer price.  The Amendment also extended the term of the Agreement through December 31, 2007 and provided that either party could terminate the Agreement, with or without cause, upon six months prior written notice.

Upon termination, specified provisions of the Agreement will survive such termination, including those provisions that relate to certain representations, indemnification, dispute resolution and confidentiality.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: May 18, 2007	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)